EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-94153) pertaining to the 1998 Stock Option Plan of Fog Cutter Capital Group Inc., of our report dated 31 May 2005, with respect to the consolidated financial statements of BEP Property Holdings Limited as of and for the year ended December 31, 2004, included in the Annual Report on Form 10-K/A of Fog Cutter Capital Group Inc for the year ended December 31, 2004.

/s/ UHY Hacker Young
London
June 2, 2005